EXHIBIT 10.3
AdvisorShares Investments, LLC

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 31, 2008, is made by and between AdvisorShares Investments, LLC, a Delaware limited liability company (the “Company”), and Mr. Noah Hamman residing at 5604 Wilson Lane, Bethesda, Maryland 20814 (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ the Executive as the Chief Executive Officer of the Company; and

WHEREAS, the Company desires to enter into this Agreement and to accept such employment and service, subject to the terms set forth herein;

WHEREAS, the Executive agrees to accept such employment by the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive hereby agree as follows:

SECTION 1: CERTAIN DEFINITIONS.

1.1. “Base Salary” shall mean $240,000.

1.2. “Board” shall mean the Board of Directors of the Company, and in any references to the Board in this Agreement that are in connection with decisions of the Board that solely affect the rights or obligations of the Executive, “Board” shall exclude the Executive to the extent then serving as a director.

1.3. “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4. “Effective Date” shall mean the first day of Executive’s employment, which shall be November 1, 2008.

1.5. “Employment Period” shall mean the period of time beginning on the Effective Date and ending on the third anniversary of the Effective Date, unless terminated earlier in accordance with Section 5.

1.6. “Milestones” shall have the meaning set forth in the Purchase and Contribution Agreement.

1.7. “Purchase and Contribution Agreement” shall mean the Purchase and Contribution Agreement, dated as of October 31, 2008, between the Company and Fund.com, and joined by Wilson Lane Group, LLC.

1.8. “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee of the Board of Directors.

SECTION 2: EMPLOYMENT.  Subject to the terms and conditions provided herein, the Company hereby agrees, during the Employment Period, to employ the Executive as its Chief Executive Officer.  The Executive hereby agrees to accept such employment during the Employment Period.  This Agreement shall automatically renew for a 1-year term unless either party provides 60-days written notice prior to the end of each term.

SECTION 3: EMPLOYMENT DUTIES.  During the Employment Period, the Executive shall have such duties and responsibilities as are assigned to the Executive by the Board and consistent with the normal and customary responsibilities and duties of a Chief Executive Officer of comparable companies.  Executive shall take direction from and report to the Board.  During the Employment Period, the Executive agrees to devote substantially all of his business attention and time to the business and affairs of the Company and its subsidiaries, and to use the Executive’s reasonable best efforts to perform faithfully the duties and responsibilities assigned to the Executive under this Agreement.

SECTION 4: COMPENSATION.

4.1. Base Salary.  The Executive shall receive the Base Salary, payable in accordance with the Company’s payroll practices in effect from time to time.

4.2. Minimum Guaranteed Bonus.  The Executive shall be entitled to receive a minimum guaranteed bonus of $100,000 per annum (the “Initial Minimum Bonus”) upon (a) the Company’s total assets under management reaching $500 million and (b) the Company achieving a positive three-month rolling EBITDA, and an additional minimum guaranteed bonus of $100,000 per annum (the “Second Minimum Bonus” and together with the Initial Minimum Bonus, the “Aggregate Minimum Bonus” and together with the Base Salary, the “Aggregate Cash Compensation”) upon (x) the Company’s total assets under management reaching $1 billion and (y) the Company achieving a positive three-month rolling EBITDA, in each case payable in four equal quarterly installments for so long as the Executive remains employed by the Company.

4.3. Incentive, Savings and Retirement Plans.  During the Employment Period the Executive shall be eligible to participate in any bonus or incentive compensation plans and programs established by the Board from time to time for the benefit of senior executives of the Company.  During the Employment Period, the Executive shall be eligible to participate in all savings and retirement plans and programs (as the plan terms allow) maintained by the Company from time to time on or after the Effective Date for the benefit of employees and/or senior executives of the Company.  Nothing contained herein shall require the establishment or continuation of any particular plan or program.

4.4. Health Care Plans.  During the Employment Period, the Executive and/or the Executive’s family (as the terms allow) shall participate in all health care benefit plans, programs or arrangements maintained by the Company from time to time on or after the Effective Date for the benefit of employees and/or senior executives or employees of the Company.

4.5. Vacation; Fringe Benefits.  During the Employment Period, the Executive shall be entitled to three (3) weeks of vacation annually, in accordance with Company policy.  Vacation shall be taken at times mutually convenient to the Company and the Executive.  During the Employment Period, the Executive shall receive such perquisites and fringe benefits as are generally provided to senior executives of the Company.

4.6. Expenses.  The Executive shall be reimbursed for reasonable and necessary business expenses incurred in connection with the performance of his duties hereunder.  Such reimbursement shall be made within 30 days after submission of appropriate documentation and in no case later than March 15 of the year following the year in which such expense was incurred; provided, however, that the Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policies from time to time adopted by the Company.

SECTION 5: TERMINATION.

5.1. Death.  The Employment Period shall terminate automatically upon the Executive’s death.

5.2. Disability.  If, during the Employment Period, the Disability (as defined below) of the Executive has occurred, the Company may give to the Executive written notice of its intention to terminate the Executive’s employment due to such Disability.  The Executive’s employment with the Company shall be terminated by the Company on the 15th day after receipt by the Executive of such notice (the “Disability Effective Date”), if, within such fifteen (15) day period, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” means the inability of the Executive to perform his normal duties and responsibilities hereunder due to a physical, mental, or emotional impairment, as determined by an independent qualified physician (selected by the Company and reasonably acceptable to the Executive) during any consecutive one hundred and eighty day (180) period or for an aggregate of two hundred and seventy (270) days during any three hundred sixty-five (365) day period.  Nothing in this Section 5.2 is intended to be inconsistent with or in any way alter the parties’ responsibilities under applicable federal or state law regarding disabilities, if any.

5.3. Cause.  The Board may terminate the employment of the Executive for Cause by written notice to the Executive.  For purposes of this Agreement, “Cause” shall mean (a) an act or acts of material personal dishonesty (including fraud, misappropriation or embezzlement) taken by, or committed at the request of, Executive, at the expense of the Company, or any of its affiliates; (b) willful violations by Executive of the material terms of this Agreement, which have not been cured within twenty (20) business days after written notice has been given by the Board to the Executive; (c) intentional refusal or failure to act in accordance with any lawful and proper direction or order of the Board, or otherwise a failure to adequately perform his assigned duties or responsibilities, which refusal or failure is not corrected within twenty (20) business days after written notice has been given by the Board to the Executive; (d)  Executive’s habitual drunkenness or use of illegal substances; (e) a material breach by Executive of the Executive’s obligations under the Protection of Company Property Agreement (as defined below), which has not, to the extent practicable, been cured within twenty (20) business days after written notice has been given by the Board to the Executive; (f) the conviction of, a plea of nolo contendre, a guilty plea or a confession by Executive to, a felony or a crime of moral turpitude; or (g) any act of material neglect or gross misconduct with respect to the Company’s business that the Company that the Board deems to be injurious to the Company or it reputation.

5.4. Without Cause.  During the Employment Period, upon written notice given to the Executive, the Board may terminate the Executive’s employment hereunder other than for Cause, in the Board’s sole discretion.

5.5. Termination by Executive for Good Reason.  During the Employment Period, the Executive may terminate his employment hereunder by written notice for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events which is not cured by the Company within thirty (30) days of Executive’s written notice to the Company of same: (a) the reduction of the Executive’s Base Salary; (b) a material diminution, without his consent, of the Executive’s title, authority, duties or responsibilities as specified hereunder, or the assignment of duties and responsibilities that are inconsistent with his positions as Chief Executive Officer (it being understood that the Company is a “start-up,” Executive will be required to perform administrative type functions (routine copying, faxing, etc.)); (c) the Company requiring the Executive, without his consent, to be based in any office or location outside of a 10-mile radius of Washington, D.C.; (d) any material violation by Fund.com of its funding obligations under the Purchase and Contribution Agreement, which has not been cured within twenty (20) business days after written notice has been given by the Executive to Fund.com; or (e) any other willful and intentional material violation by the Company or Fund.com of the provisions of the Purchase and Contribution Agreement or the Amended and Restated Limited Liability Company Agreement of the Company, which has not been cured within twenty (20) business days after written notice has been given by the Executive to Fund.com, and which shall render achievement of the Milestones impossible or impracticable in the reasonable judgment of Executive.  The Executive must give the Company notice of the event within thirty (30) days of the date of the event and the Executive must resign effective upon no less than fourteen (14) days and no more than thirty (30) days after the expiration of the Company’s thirty (30) day cure period.

5.6. Termination by Executive Without Good Reason.  During the Employment Period the Executive may terminate employment hereunder upon ninety (90) day’s prior written notice without Good Reason, and such termination shall not be deemed to be a breach of this Agreement.

5.7. Date of Termination.  “Date of Termination” shall mean:

(a)         if the Executive’s employment is terminated by the Company, other than for Cause or Disability, the Date of Termination shall be the date set forth in the Company’s written notice of such termination under Section 5.4;

(b)         if the Executive’s employment is terminated by the Company for Cause, the Date of Termination shall be the date upon which the applicable cure period provided under Section 5.3 expires;

(c)         if the Executive’s employment is terminated by the Executive, the date of termination shall be fifteen 15 days after the date on which the Executive notifies the Company of such termination, or earlier if the Company elects;

(d)         if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

SECTION 6: OBLIGATIONS OF THE COMPANY UPON TERMINATION.

6.1. Termination.  If the Executive’s employment is terminated for any reason, the Executive, or the Executive’s legal representative, as the case may be, shall be entitled to receive (a) the Executive’s Base Salary through the Date of Termination; (b) any bonus earned in the previous year and not yet paid by the Company; and (c) a pro rata bonus for the year of termination calculated and payable after year-end, if any, provided, however, that no such pro rata bonus shall be paid to the Executive if his employment is terminated for Cause or voluntarily by the Executive without Good Reason.  Such amounts specified in clauses (a), (b) and (c) shall be paid to the Executive or to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days after the Date of Termination.  In addition to the foregoing, the Executive and/or his successors and assigns shall be entitled to receive the benefits described in Sections 4.3 and 4.4 for a period of 9 months following the Date of Termination and an additional severance payment in an amount equal to the pro-rated portion of the Executive’s Aggregate Cash Compensation for such nine-month period (“Executive Severance”), provided, however, that no Executive Severance shall be paid to the Executive if his employment is terminated for Cause or voluntarily by the Executive without Good Reason.

6.2. Full Satisfaction.  The payments actually received, accepted and retained by the Executive (or his legal representatives) under this Agreement that are attributable to the termination of the Executive’s employment shall be in full and complete satisfaction of any and all claims the Executive (or his legal representatives) may have against the Company which are in any way related to the employment relationship (including the Executive’s hiring) between the Executive and the Company or the termination of that relationship.

6.3. Other Payments.  Notwithstanding anything to the contrary contained herein (including without limitation Section 6.2), any compensation or benefits, if any, which are vested in the Executive or which the Executive is otherwise entitled to receive under any plan, program or arrangement of the Company before, at or subsequent to the Date of Termination shall be payable in accordance with the terms and provisions of such plan, program or arrangement.

SECTION 7: TAXES.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes or other withholdings as shall be required or permitted to be withheld pursuant to any applicable law or regulation, the operation of any incentive, savings, retirement, or welfare or fringe benefit plan, or by written agreement with the Executive.

SECTION 8: CONFIDENTIAL INFORMATION AND NON-COMPETITION.  The Executive shall execute and deliver to the Company on or prior to the Effective Date an Employee’s Proprietary Information and Inventions and Non-Competition Agreement (“Protection of Company Property Agreement”) in the form attached hereto, the terms of which are incorporated herein by reference; provided, however, that to the extent that a term or provision of this Agreement conflicts with any term or provision of the Protection of Company Property Agreement, such term or provision of this Agreement shall prevail over such term or provision of the Protection of Company Property Agreement.

SECTION 9: SURVIVAL.  The Executive agrees that Section 8 of this Agreement shall survive the termination of (a) this Agreement, (b) the Employment Period and/or (c) the Executive’s employment with the Company.

SECTION 10: SUCCESSORS.  This Agreement is personal to the Executive and may not be assigned by the Executive.  This Agreement shall inure to the benefit of, and be enforceable by, the Executive and the Executive’s legal representatives, as applicable.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

SECTION 11: NOTICES.  All notices and other communications hereunder shall be in writing and shall be given by facsimile transmission, hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below:

If to the Company:	AdvisorShares Investments, LLC
5604 Wilson Lane
Bethesda, MD 20814
Attn: Chief Executive Officer

With copies to:	Fund.com
14 Wall Street, 20th Floor
New York, NY 10005
Attn: Gregory Webster

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036
Attn: Ronald Fleming

and	Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attn: W. John McGuire

If to the Executive, to Executive’s then current address on file with the Company.  In the event of an address change, to either party at such other address as either party shall have furnished to the other in writing in accordance herewith.  Any such notice and communications shall be effective when actually received by the addressee.

SECTION 12: MISCELLANEOUS.

12.1. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Maryland, without reference to principles of conflict of laws thereunder.

12.2. ARBITRATION.  DISPUTES REGARDING THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING, WITHOUT LIMITATION, ANY DISPUTE UNDER THIS AGREEMENT, WHICH CANNOT BE RESOLVED BY NEGOTIATIONS, SHALL BE SUBMITTED TO, AND SOLELY DETERMINED BY, FINAL AND BINDING ARBITRATIONS CONDUCTED PURSUANT TO THE NEW YORK STOCK EXCHANGE, INC.’S ARBITRATION RULE AND THE PARTIES AGREE TO BE BOUND BY THE FINAL AWARD OF THE ARBITRATORS IN ANY SUCH PROCEEDING.  THE ARBITRATORS SHALL APPLY THE LAWS OF THE STATE OF NEW YORK WITH RESPECT TO THE INTERPRETATION OR ENFORCEMENT OF ANY MATTER RELATING TO THIS AGREEMENT.  ANY ARBITRATION HEREUNDER SHALL BE HELD IN NEW YORK CITY, NY, OR SUCH OTHER PLACE AS THE PARTIES HERETO MAY MUTUALLY AGREE.  THE PREVAILING PARTY IN ANY SUCH ARBITRATION SHALL BE ENTITLED TO RECOVER ITS OR HIS FULL REASONABLE COSTS AND REASONABLE ATTORNEYS’ FEES INCURRED DURING OR IN CONNECTION WITH THE ARBITRATION.  JUDGMENT UPON THE AWARD BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT IN THE STATE OF NEW YORK HAVING JURISDICTION THEREOF.

12.3. Compliance with Section 409A of the Code.  To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Code Section 409A and, to the extent that any such amount or benefit is or becomes subject to Code Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits and will be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.  Notwithstanding anything herein to the contrary, (i) if on the date the Employee “separates from service” within the meaning of Treasury Regulation section 1.409A-1(h), (A) the Company is publicly traded, (B) the Employee is a Specified Employee, and (C) the Company reasonably determines that (x) a payment or benefit payable hereunder as a result of the Employee’s termination of employment constitutes nonqualified deferred compensation that is subject to the requirements of Section 409A of the Code and (y) the deferral of the commencement of such payments or benefits is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will withhold and accumulate such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee’s separation from service date (or the earliest date as is permitted under Section 409A of the Code), at which time the withheld and accumulated payments shall be paid to the Employee in a single lump sum payment and (ii) if any other payments of money or other benefits due to Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax.

12.4. Captions.  The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

12.5. Amendment.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors, assigns and legal representatives.

12.6. Entire Agreement.  This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and supersedes any prior oral or written agreement between the Company and the Executive.

12.7. Counterparts.  This Agreement may be executed in or counterparts, each of which will be deemed to be an original thereof, but all of which together will constitute one and the same instrument.

12.8. Waiver of Breach.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or subsequent breach.  No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.

12.9. Enforceability.  If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope of application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has signed this Agreement and, the Company has caused this Agreement to be signed in its name and on its behalf, all as of the day and year first above written.

AdvisorShares Investments, LLC

By: /ss/ Gregory Webster
Name: Gregory Webster
Title: Director

Noah Hamman

/ss/ Noah Webster
Noah Hamman